Exhibit 16.1

SEMPLE, MARCHAL & COOPER, LLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
2700 NORTH CENTRAL AVENUE, NINTH FLOOR, PHOENIX, ARIZONA 85004 • TEL 602-241-1600 • FAX 602-234-1867

July 17, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Tempco, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K. We agree with the statements concerning our Firm in such 8-K as contained in Item 4.01, A, B, D, and E. As to all other items, we have no knowledge.

Sincerely,

Semple, Marchal & Cooper, LLP

INDEPENDENT MEMBER OF THE BDO SEIDMAN ALLIANCE